                                                                    EXHIBIT 10.2

                   FORM OF FIRST AMENDMENT TO PROMISSORY NOTE

      THIS FIRST AMENDMENT TO PROMISSORY NOTE (this "AMENDMENT") is entered into this 22 day of December, 2004 by and between EUGENE WELDING CO., a Michigan corporation (the "BORROWER"), and CHARLES A. VANELLA (the "LENDER").

                                   WITNESSETH:

      A. Borrower and Lender are parties to that certain Promissory Note, dated April 2, 2004, in the principal amount of $670,000 (the "Note").

      B. Borrower and Lender desire to amend the Note in accordance with the terms and conditions of this Amendment.

      NOW, THEREFORE, the parties hereto do hereby mutually covenant and agree as follows:

      1. The third full paragraph of the Note shall be amended and replaced in its entirety with the following:

            "Principal and interest shall be payable under this Note as follows. The entire unpaid principal balance and all accrued but unpaid interest under this Note shall be immediately due and payable upon completion of the initial public offering of the shares of Tarpon Industries, Inc. (f/k/a Wall St. Acquisitions, Inc.) or February 16, 2005, whichever occurs first. All payments received hereunder shall, at the option of Lender, first be applied against accrued interest and the balance against principal. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only."

      2. Except as otherwise provided in this Amendment, the Note is ratified and confirmed and will remain in full force and effect, and this Amendment does not affect any rights thereunder, except as otherwise expressly stated herein.

      3. As consideration for entering into this Amendment, Borrower hereby agrees to (a) reimburse Lender for up to $9,850 of his reasonable attorneys fees incurred in connection with the negotiation of legal matters involving Borrower, Tarpon Industries, Inc. and Lender, which will be paid by Borrower upon completion of the initial public offering of the shares of Tarpon Industries, Inc. or February 16, 2005, whichever occurs first, and (b) upon expiration of Borrower's obligations set forth in Section 3(b) of that certain Termination Agreement, dated September 3, 2004, by and among Tarpon Industries, Inc., Borrower, their affiliates and Lender (the "Termination Agreement"), Borrower will pay the outstanding principal and interest on the loan in connection with, and secured by, the 2003 GMC Sierra pick-up truck currently used by Lender and will transfer title to such vehicle to Lender. After the date of such transfer, Borrower shall have no obligation to provide insurance on such vehicle, pay the premiums in connection with insuring such vehicle, or pay any other costs in connection with such vehicle. Notwithstanding the foregoing, Borrower may offset any payments owing to Lender pursuant to this Section 3 by any obligation or liability owing from Lender to Borrower as a result of a breach by Lender of the Termination Agreement (other than Section 4 of the Termination Agreement).

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                      EUGENE WELDING CO.,
                                      a Michigan corporation

                                      By: _________________________________
                                          James T. House
                                          Its:  Executive Vice President, Chief
                                                Financial Officer, Treasurer and
                                                Assistant Secretary

ACKNOWLEDGED AND AGREED:

________________________
Charles A. Vanella

                                       2